Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-116918) of Viacom Inc. of our report dated June 17, 2005 relating to the statement of net assets available for benefits as of December 31, 2004 of the Viacom Employee Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

New York, New York
December 8, 2005